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                                                                   PRESS RELEASE

[LOGO]
TeleTech Holdings, Inc                    Contacts:  CLAIRE MALEDON
1700 Lincoln Street                                  Media Relations
Denver, CO  80203                                    (720) 947-6182
                                                     clairemaledon@teletech.com

                                                     KIRSTEN HAMLING
                                                     Investor Relations
                                                     (303) 894-7379
                                                     kirstenhamling@teletech.com


                    TELETECH ACQUIRES LARGEST PRIVATELY HELD
                      CUSTOMER MANAGEMENT COMPANY IN SPAIN

            ACQUISITION EXPANDS TELETECH'S INTERNATIONAL PRESENCE AND
                   COMPANY GAINS STRATEGIC FOOTHOLD IN EUROPE

     DENVER, SEPTEMBER 5, 2000 - TeleTech Holdings, Inc (NASDAQ: TTEC), one of the fastest-growing global providers of customer management and B2B infrastructure services, today announced the acquisition of Contact Center Holding, SA (CCH). Contact Center Holding is one of Spain's largest privately held customer management companies founded in 1989 by its former Chairman Albert Olle. The acquisition strengthens TeleTech's global reach, while capturing market share in rapidly growing European countries such as Spain. The acquisition also solidifies TeleTech's strategy to be a dominant player in both English- and Spanish-speaking areas of the world.

     TeleTech purchased CCH for stock, valued at approximately $100 million. The shareholders of Contact Center Holding have received 3.264 million common shares of TeleTech common stock. The acquisition is expected to be accretive to TeleTech in 2000 and 2001 and will be accounted for under the pooling of interests method.

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2 2 2 TELETECH ACQUIRES CRM COMPANY IN SPAIN


     Contact Center Holding is the parent company of Difusio Telemarketing Grup SA (DTG), Spain's largest independent CRM company, whose shareholders, prior to the purchase by TeleTech, were Albert Olle and the 3i Group, p.l.c, a leading European venture capital company. Difusio Telemarketing Group services vertical markets complementary to TeleTech's focus, such as telecommunications and financial services.

     "We are committed to being one of the leading providers in Europe and this deal solidly positions us for rapid growth in the region," said Scott Thompson, chief executive officer and president of TeleTech. "Difusio Telemarketing Grup is a well- respected player in the Spanish market place with an impressive management team. The acquisition reinforces TeleTech's commitment to profitable growth and our objective of expanding within the European market to better serve our Global 1000 clients."

     TeleTech has been focused on building out its market leadership in English-speaking and more recently Spanish-speaking areas of the world. According to Thompson, TeleTech's strategy to be a dominant player in these areas is now being realized, especially with the acquisition of CCH, TeleTech's strong presence in Latin America and its recent offering of Spanish customer care services to companies in North America.

     "TeleTech is a very strategic partner for us and will help DTG offer or expand CRM services in Latin America where TeleTech currently has several large operational centers," said Olle, president, general manager and member of the board of Contact Center Holding. "The deal will also enable DTG to extend our reach globally as well as offer greater technical capabilities to our existing customers."

     Difusio Telemarketing Grup has a solid list of clients that includes some of the largest telecommunications and wireless companies and banks in Spain, such as Amena, Retevision, BT, La Caixa, BSCH, ING Bank, and the Public Administration such as the Spanish IRS.

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3 3 3 TELETECH ACQUIRES CRM COMPANY IN SPAIN

     The company currently has over 3,000 employees and operates seven customer interaction centers through out Spain, located in Barcelona, Madrid, Valencia, Zaragoza and Seville. TeleTech will retain the current management of CCH, along with Olle who has signed an employment contract to continue in his role with the company.

INVESTOR CONFERENCE CALL

     Management of TeleTech will hold a conference call to discuss today's announcement at 9 a.m. EDT. Investors can access the call by dialing 719-457-2633. A replay of the conference call will be available by dialing 719-457-0820 (code: 417038), starting at approximately noon EST and will play for seven days. The replay will also be available for 90 days via TeleTech's web site at www.teletech.com.

TELETECH PROFILE

Founded in 1982, TeleTech is the leading provider of integrated, eCommerce-enabling customer relationship management solutions (eCRM) for global organizations predominantly in the telecommunications, financial services, technology, government and transportation industries. TeleTech operates 15,300 Internet-enabled customer interaction center workstations and employs more than 19,300 people in nine countries. TeleTech's eCRM capabilities, including B2B electronic channel management and database management, help companies inform, acquire, service, grow and retain their customers throughout the entire relationship lifecycle. Its innovative customer interaction platform, CyberCare, integrates the full spectrum of voice and Internet communications, including custom e-mail response, "chat" and extensive Web co-browsing capabilities. Through 35 customer interaction centers in the Americas, Europe and Asia, TeleTech couples high-velocity e-infrastructure service deployment with premier quality e-customer relationship management to assure our clients unparalleled success in acquiring, retaining and growing customer relationships. Information regarding TeleTech Holdings can be found on the Worldwide Web at http://www.teletech.com.

FORWARD LOOKING STATEMENTS

Statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. Under the provisions of the Private Securities Litigation Reform Act of 1995, TeleTech cautions investors that actual results may differ materially from those expressed or implied due to various risks and uncertainties. Such factors include, without limitation, difficulties and unforeseen costs may arise in the integration of CCH's business and operations; compatibility and integration difficulties may occur between the operating systems, software or hardware of TeleTech and CCH; and TeleTech's ability to penetrate new markets, including but not limited to TeleTech's ability to penetrate the European market and to continue expansion into the world's Spanish speaking markets may be adversely affected by market demand and by competition from new and existing entrants into the CRM market. TeleTech's future results may
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4 4 4 TELETECH ACQUIRES CRM COMPANY IN SPAIN

also be impacted by the other risk factors listed in its Annual Report on Form 10-K and in other SEC filings. TeleTech undertakes no obligation to update its forward looking statements after the date of this release.

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